Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172962) pertaining to the 2007, 2008 and 2010 Share Incentive Plans and the Registration Statement (Form S-8 No. 333-176751) pertaining to the 2011 Share Incentive Plan of ChinaCache International Holdings Ltd. of our report dated April 24, 2012, with respect to the consolidated financial statements of ChinaCache International Holdings Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming
Shanghai, the People’s Republic of China
April 24, 2012